Press Release	For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com

PHOTRONICS ACQUIRES $5.0 MILLION AGGREGATE PRINCIPAL
AMOUNT OF ITS OUTSTANDING 5.5% CONVERTIBLE NOTES

     Brookfield, Connecticut June 16, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that it acquired an additional $5.0 million aggregate principal amount of its 5.5% convertible senior notes due in October 2014.

     The convertible notes were acquired for approximately $3.2 million in cash and approximately 0.7 million shares of its common stock with an approximate value of $6.5 million. As a result, the Company expects to record an after-tax charge of approximately $5.0 million, of which approximately 80% is expected to be noncash. As a result of the after-tax charge and the issuance of common stock, the Company's equity will increase by approximately $1.5 million.

     The Company previously acquired $30.4 million principal amount of its 5.5% convertible senior notes. The remaining outstanding balance of the 5.5% convertible senior notes due October 2014 is now $22.1 million.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

12-2011